As filed with the Securities and Exchange Commission on June 2, 2022

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

L.B. Foster Company

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1324733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Suite 100 Pittsburgh, Pennsylvania	15220
(Address of Principal Executive Offices)	(Zip Code)

L.B. Foster Company 2022 Equity and Incentive Compensation Plan

(Full title of the plan)

Patrick J. Guinee, Esq.

Senior Vice President, General Counsel and Corporate Secretary

L.B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220

(Name and address of agent for service)

(412) 928-3400

(Telephone number, including area code, of agent for service)

with a copy to:

Amy I. Pandit

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, PA 15219

(412) 394-9547

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*

Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by L.B. Foster Company (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2021, filed with the Commission on March  2, 2022.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 10, 2022.

(c) The description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), contained in its Amended Registration Statement on Form 8-A/A filed with the Commission on August  31, 1998, as updated by the description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any subsequently filed amendments and reports filed for the purpose of updating those descriptions.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a corporation may indemnify its representatives (including directors and officers) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in such capacities, provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interests of the corporation or, in a criminal proceeding, that such representatives had no reasonable cause to believe their conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses actually and reasonably incurred in connection with the defense or settlement, and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

In addition, Section 1744 of the BCL provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, under Section 1743 of the BCL, a corporation is required to indemnify directors and officers against expenses they may incur in defending actions to which they are made a party by reason of their status as such if they are successful on the merits, or otherwise, in the defense of such actions.

Under Section 1745 of the BCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay the amounts advanced, if it is ultimately determined that such person is not entitled to indemnification from the corporation.

Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any provision in the corporation’s articles of incorporation or bylaws, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the BCL permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Sections 1748 and 1749 of the BCL extend the indemnification and advancement of expenses provisions to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans. Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of Title 15 of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

Article VI of the Company’s Bylaws (the “Bylaws”) provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law. Additionally, Article VI of the Bylaws provides that in the Company’s Board of Directors’ discretion, the Company may indemnify employees and agents of the Company in the same manner as officers and directors.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Articles of Incorporation of L.B. Foster Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 0-10436)).

4.2	Bylaws of L.B. Foster Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (File No. 0-10436)).

5.1*	Opinion of Jones Day.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Jones Day (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	L.B. Foster Company 2022 Equity and Incentive Compensation Plan.

107.1*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 2, 2022.

L.B. FOSTER COMPANY

By:	/s/ John F. Kasel
John F. Kasel President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John F. Kasel, William M. Thalman and Patrick J. Guinee, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he/she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Kasel	President, Chief Executive Officer and Director	June 2, 2022
John F. Kasel	(Principal Executive Officer)

/s/ William M. Thalman	Senior Vice President and Chief Financial Officer	June 2, 2022
William M. Thalman	(Principal Financial Officer)

/s/ Sean M. Reilly	Corporate Controller and Principal Accounting Officer	June 2, 2022
Sean M. Reilly	(Principal Accounting Officer)

/s/ Raymond T. Betler	Chairman of the Board and Director	June 2, 2022
Raymond T. Betler

/s/ Dirk Jungé	Director	June 2, 2022
Dirk Jungé

/s/ John E. Kunz	Director	June 2, 2022
John E. Kunz

/s/ Diane B. Owen	Director	June 2, 2022
Diane B. Owen

/s/ Robert S. Purgason	Director	June 2, 2022
Robert S. Purgason

/s/ William H. Rackoff	Director	June 2, 2022
William H. Rackoff

/s/ Suzanne B. Rowland	Director	June 2, 2022
Suzanne B. Rowland

/s/ Bruce E. Thompson	Director	June 2, 2022
Bruce E. Thompson